Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Brookdale Senior Living Inc. and to the incorporation by reference therein of our reports dated February 27, 2009, with respect to the financial statements and schedule of Brookdale Senior Living Inc. and the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
May 11, 2009